Exhibit 4.14

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (the “Agreement”) summarizes the terms for the settlement by and among Nano-X Imaging Ltd (“Nanox”), and Nano-X AI Ltd. (formerly Zebra Medical Vision Ltd.) (the “Company”), and Perryllion Ltd. (the “Equityholders Representative”), solely in its capacity as the representative of all Equityholders, as of the 29 December 2022.

WHEREAS,	the parties hereto (the “Parties”) are parties to that certain Agreement and Plan of Merger, dated August 9, 2021 (the “Merger Agreement”), pursuant to which Nanox became the holder of any and all security interests in the Company. Capitalized terms used but not defined herein shall bear the meaning ascribed to such capitalized terms in the Merger Agreement;

WHEREAS,	the Parties have mutual claims toward one another in connection with the performance of each Party’s obligations under the Agreement;

WHEREAS,	both Nanox and the Equityholders have expressed their reservations with respect to the attainment of certain milestones under the Agreement, including as expressed by the Equityholders in the letter dated May 9, 2022 (the “Equityholders Demand Letter”), and as expressed by Nanox in its response letter dated May 26, 2022 (the “Response Letter”).

WHEREAS,	the Parties wish to reach an amicable settlement in the interest of solving any disputes between Nanox and the Equityholders and to conclude all outstanding claims between the parties with respect to the Merger Agreement.

NOW, THEREFORE, in consideration of the promises, covenants and releases set forth herein, the Parties hereby agree as follows:

1.	Facilitation of the Settlement. In consideration for the irrevocable waiver and release of any claims pursuant to Section 3 herein, and in consideration of the Parties’ undertakings herein, it is hereby agreed that the following actions shall be taken within 5 business days of the date hereof:

1.1.	Issuance of Additional Purchaser Share Consideration to the Equityholders. Nanox shall issue within 5 business days of the date hereof to the Paying Agent, for the benefit of the Equityholders, 2,648,424 Purchaser Share Consideration (the “Settlement Issued Consideration”).

1.2.	Release of Purchaser Share Consideration from the Indemnity Escrow Account to the Equityholders. Nanox shall instruct the Escrow Agent, by providing it with instructions in the form attached hereto as Exhibit A, within 5 business days of the date hereof, to release to the Paying Agent, for the benefit of the Equityholders, 301,375 Purchaser Share Consideration which comprise all of the remaining Purchaser Share Consideration in the Indemnity Escrow Account (together with the Settlement Issued Consideration, the “Final Settlement Consideration”).

2.	Tax. Any payment of any amounts under this Agreement shall be subject to the withholding of taxes and other deductions as per applicable law.

3.	Mutual Waiver and Release

3.1.	Subject to, and as of the receipt of, an approval from the Paying Agent that it has received documentation from Nanox which provides that all of the Final Settlement Consideration has been released or issued, as the case may be, by the Escrow Agent and Nanox to the Paying Agent, the following will apply:

3.1.1.	Other than with respect to claims arising under this Agreement, the Equityholders Representative, on behalf of itself and of all Equityholdersand any of the respective heirs, subsidiaries, successors, agents, parent company or assigns thereof (the “Equityholders Releasors”) hereby fully, forever, irrevocably and unconditionally releases, remises and discharges Nanox, the Company and their respective heirs, successors, assigns, principals, partners, shareholders, officers, directors, affiliates, subsidiaries, agents, advisors and employees and their respective shareholders, officers, directors and affiliates (hereinafter collectively, the “Nanox Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs (inclusive of legal fees), accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses, of every kind and nature (whether known or unknown) that Equityholders Releasors ever had or now has against any of the Nanox Released Parties, including, but not limited to, all claims arising out the Merger Agreement, and in particular, the Earn-out Consideration and the Deferred Closing Consideration, and out of the Equityholders Demand Letter. Further, the Equityholders Releasors forever, irrevocably and unconditionally waive and undertake never to assert or otherwise institute or cause or assist to be instituted, any claims or actions against the Nanox Released Parties in connection with or arising out of the Merger Agreement and/or this Agreement (other than with respect to claims arising out of the non-performance of this Agreement).

3.1.2.	Other than with respect to claims arising under this Agreement, each of Nanox and the Company for itself and any of their respective subsidiaries, successors, parent company, agents, or assigns thereof (the “Nanox Releasors”), do hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Equityholders Releasors and their respective heirs, successors, assigns, principals, partners, shareholders, officers, directors, affiliates, subsidiaries, agents, advisors and employees and their respective shareholders, officers, directors and affiliates (hereinafter collectively, the “Equityholders Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs (inclusive of legal fees), accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses, of every kind and nature (whether known or unknown) that the Nanox Releasors ever had or now have against any of the Equityholders Released Parties, including, but not limited to all claims arising out of the Merger Agreement and the Response Letter. Further, the Nanox Releasors forever, irrevocably and unconditionally waive and undertake never to assert or otherwise institute or cause or assist to be instituted, any claims or actions against the Equityholders Released Parties in connection with or arising out of the Merger Agreement and/or this Agreement (other than with respect to claims arising out of the non-performance of this Agreement).

3.2.	The Equityholders Releasors and the Nanox Releasors acknowledge that they may hereafter discover facts in addition to or different from those which they now know or believe to be true with respect to the subject matter of this Section 3, but it is their intention to fully and finally and forever settle and release any and all matters, disputes and differences, known or unknown, suspected and unsuspected, which do now exist, may exist or heretofore have existed between any Nanox Released Parties and the Equityholders Released Party with respect to the subject matter of this Section 3 (excluding, for the avoidance of doubt, claims arising out of the non-performance of this Agreement). In furtherance of this intention, the releases herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts.

4.	Representations and Warranties

4.1.	Each of the Parties hereby represents and warrants that:

4.1.1.	It has received the advice of independent counsel of their own choosing in connection with the preparation and execution of this Agreement;

4.1.2.	It has carefully read and fully understand the meaning and effect of the terms of this Agreement;

4.1.3.	The entry into and execution of this Agreement are of their own free and voluntary act and deed, without compulsion of any kind;

4.1.4.	It is not relying upon any statement or representation of any person hereby released, or any legal counsel other than their own personal counsel, and no promise or inducement that is not herein expressed has been made to them;

4.1.5.	It has not assigned any claims released as part of this Agreement; and

4.1.6.	The below signatories have full competency, power and authority to execute and perform this Agreement.

4.2.	The Equityholders Representative (on behalf of itself and all of the Equityholders) hereby represent and warrant that:

4.2.1.	They are aware that the Purchaser Share Consideration issued or transferred to the Paying Agent as the Final Settlement Consideration may be restricted according to U.S. securities laws and regulations thereunder and may only be transferred and sold in accordance with applicable securities laws and regulations.

4.2.2.	There is no proxy, voting trust, voting agreement, calls or other commitment or arrangement among the Equityholders with respect to the Purchaser Share Consideration issued to the Equityholders as the Final Settlement Consideration or with respect to any other Purchaser Share Consideration previously issued to the Equityholders pursuant to the Merger Agreement.

5.	Confidentiality. This Agreement is confidential and will only be disclosed as required under the disclosure rules applicable to Nanox as a public company, to the Equityholders and by each Party and the Equityholders to its respective legal counsel and/or in order to enforce and/or execute this Agreement.

6.	General

6.1.	Non-Admission. This Agreement constitutes a compromise, settlement, and release of disputed claims and is being entered into solely to avoid the burden, inconvenience, and expense of litigating those claims. The Parties agree that neither the entry into nor performance of this Agreement shall be construed as an admission of liability or any other acts of wrongdoing or of the truth of any of the claims or allegations asserted in the Equityholders Demand Letter or the Response Letter (as applicable) or any other action or proceeding.

6.2.	Costs and Expenses. The Parties shall each bear their own costs and attorney fees incurred in connection with this Agreement, and each waives the right to make a claim against the other for such costs, attorney fees or any other expenses associated with the matters being settled here.

6.3.	Choice of Law and Jurisdiction. All matters relating to this Agreement and arising therefrom shall be governed by, and construed in accordance with, the laws of the State of Israel, without giving effect to its conflict of law provisions. The courts of Tel Aviv, Israel shall have exclusive jurisdiction with respect to all matters relating to our arising out of this Agreement.

6.4.	Survival of Representations and Warranties. The representations and warranties in this Agreement shall survive the Effective Date in perpetuity.

6.5.	Attorney’s Fees in the Event of Dispute. If any legal action, dispute, or other proceeding arises or is commenced to interpret, enforce or recover damages for the breach of any term of this Agreement, the prevailing Party shall be entitled to recover from the non-prevailing Party all of its fees and costs in connection therewith, including, without limitation, its attorneys’ fees and lawsuit costs .

6.6.	Participation in Drafting. Each Party has participated in, cooperated in, or contributed to the drafting and preparation of this Agreement. In any construction of this Agreement, the same shall not be construed for, or against, any Party, but shall be construed fairly according to its plain meaning.

6.7.	Modification and Severability. The Parties agree that this Agreement may not be modified, altered, amended, or otherwise changed except upon written consent by each of the Parties hereto. Should any provision of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, the Parties agree that the remaining provisions shall remain in full force and effect. Where provisions of any applicable law resulting in such invalidity or unenforceability may be waived, they are hereby waived by each Party to the fullest extent permitted so that this Agreement shall be deemed valid and binding agreements, in each case enforceable in accordance with its terms and to the greatest extent permitted by law.

6.8.	No Waiver. Neither the failure of either Party to exercise any power given such Party hereunder or to insist upon strict compliance by the other Party with its obligations hereunder, nor any custom or practice of the Parties at variance with the terms hereof shall constitute a waiver of either Party’s right to demand exact compliance with the terms hereof.

6.9.	Successors and Counterparts. This Agreement shall be binding as to the executors, administrators, estates, heirs and legal successors and assigns of the respective Parties and may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart. Signatures to this Agreement provided by email or pdf or similar electronic file, shall be deemed original signatures.

6.10.	Entire Agreement; Amendments. This Agreement represents the entire agreement between the Parties on the subject matter hereof and supersedes all prior discussions, agreements and understandings of every kind and nature between them. No amendment to this Agreement shall be binding on any of the Parties unless such amendment is in writing and is executed by the Party against whom enforcement of such amendment is sought.

6.11.	Further Assurances. The Parties agree to execute such further documents and instruments and to take such further actions as may reasonably be necessary to carry out the purpose and intent of this Agreement.

6.12.	Successors and Assigns. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the Parties. None of the rights, privileges or obligations set forth in, arising under, or created by this Agreement, may be assigned or transferred by a Party without the prior consent in writing of each Party to this Agreement.

6.13.	Notices. All notices and other communications required or permitted hereunder shall be deemed sufficiently made if given in writing and delivered in person, or sent by electronic mail, overnight delivery service or certified or registered mail.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement on December 29, 2022:

NANO-X IMAGING LTD

Name:

Signature:

PERRYLLION LTD.

Name:

Signature:

NANO-X AI LTD.

Name:

Signature:

[Signature Page to Settlement Agreement]

Exhibit A

Escrow Agent Instructions Letter